Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 21, 2010, between Forest City Enterprises, Inc., an Ohio corporation (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Original Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer’s Pricing Committee of its Board of Directors, at a meeting held on October 1, 2009, pursuant to authority delegated to it by the Issuer’s Board of Directors, authorized the Issuer to issue in a private placement up to $200 million in aggregate principal amount of its 3.625% Puttable Equity-Linked Senior Notes due October 15, 2014 (the “Notes”), and approved the terms of the Notes as presented to it at the meeting by management of the Issuer and the Issuer’s financial advisor for the transaction;

WHEREAS, the Issuer’s financial advisor for the transaction communicated the terms of the Notes, as approved by the Issuer’s Pricing Committee, to the investors, reflecting a Put Value Price of $14.54 per share of Common Stock and a Put Value Rate of 68.7758 shares of Common Stock per $1000 principal amount Note;

WHEREAS, the respective investors thereupon entered into Exchange Agreements or Purchase Agreements, each dated on or about October 2, 2009, with the Issuer, pursuant to which the respective investors agreed to acquire the Notes, incorporating a Put Value Price of $14.54 per share of Common Stock and a Put Value Rate of 68.7758 shares of Common Stock per $1000 principal amount Note;

WHEREAS, the Issuer filed a Current Report on Form 8-K with the Securities and Exchange Commission on October 2, 2009 and issued a press release that disclosed the agreed Put Value Price of the Notes of $14.54 per share of Common Stock, based on a Put Value Rate of 68.7758 shares of Common Stock per $1000 principal amount Note;

WHEREAS, the Issuer and the Trustee entered into that certain Indenture, dated as of October 7, 2009 (the “Original Indenture”), providing for the issuance by the Issuer of its Notes;

WHEREAS, after execution by the Issuer and the Trustee of the Original Indenture, the Issuer discovered that the definition of Put Value Rate contained in Section 13.01(a) of the Original Indenture, which is calculated by dividing the $1,000 principal amount of each Note by the Put Value Price of the Note of $14.54 per share of Common Stock, contained a typographical error, in that it referenced a Put Value Rate of 66.7758 shares of Common Stock per $1000 principal amount Note, rather than the Put Value Rate of 68.7758 shares of Common Stock per $1000 principal amount Note agreed between the Issuer and the investors;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Issuer and the Trustee may enter into supplemental indentures to cure any ambiguity, omission, defect or inconsistency in the Original Indenture in a manner that does not individually or in the aggregate adversely affect the rights of any Noteholder in any respect;

WHEREAS, the Issuer wishes to correct the typographical error contained in Section 13.01(a) of the Indenture so that the Put Value Rate is correctly presented as 68.7758;

WHEREAS, the changes contained herein do not adversely affect the rights of any Noteholder in any respect; and

WHEREAS, the Issuer and the Trustee have duly authorized the execution and delivery of this First Supplemental Indenture and have done all things necessary to make this First Supplemental Indenture (together with the Original Indenture, the “Indenture”) a valid and legally binding agreement of the parties hereto, in accordance with its terms;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Noteholders as follows:

1. Definitions.

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture or in the form of Note attached as Exhibit A to the Original Indenture.

(b) For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Original Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

2. Cure of Scrivener’s Error. In Section 13.01(a) of the Original Indenture and in the form of Note attached as Exhibit A to the Original Indenture, the number of shares of Common Stock referenced in connection with the definition of the Put Value Rate in such Section 13.01(a) shall be corrected to read “68.7758,” instead of “66.7758” as reflected in both places the Original Indenture.

3. Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

6. Multiple Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

7. Headings. The headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date and year first above written.

FOREST CITY ENTERPRISES, INC.

By: /s/ Robert G. O’/Brien
Title: Executive Vice President and

Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By: /s/ D. G. Donovan
Name: D. G. Donovan

Title: Vice President

[Signature Page to First Supplemental Indenture]